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                                                                   Exhibit 99.1


[TECO ENERGY LOGO]




FOR IMMEDIATE RELEASE



CONTACT:          MEDIA:            INVESTORS:
                  Laura Plumb       Mark Kane
                  813.228.1572      813.228.1772


TECO POWER SERVICES TO INVEST $330 MILLION IN TWO INDEPENDENT
POWER PROJECTS; TECO ENERGY ELECTS NEW BOARD MEMBER

TAMPA, FLA., OCTOBER 30, 2000 - TECO Energy today announced that its TECO Power Services subsidiary is acquiring GenPower's interests in two independent power projects being developed by the company in Arkansas and Mississippi. The combined capacity of the two plants will be nearly 1,200 megawatts. TPS' equity investment in the projects is expected to be approximately $330 million.

TECO Energy Chairman and CEO Robert Fagan said, "This is a significant step forward for us in the independent power business. With this transaction, TPS has ownership interests in nearly 3,200 megawatts worldwide, operating or under development, most of which are in domestic, restructured markets. TECO Energy is moving aggressively toward our transition from a predominately regulated energy company to one that is competing effectively in emerging competitive markets."

TPS President Rick Ludwig said, "These are excellent projects scheduled for commercial service during the second half of 2002. These plants are located in a region of the country enjoying healthy load growth, and they are strategically situated to sell into that region's load centers. In 2003, the first full year of operations, we expect these projects to significantly increase TPS' contribution to TECO Energy's growth."

The two 599-megawatt facilities, known as the McAdams and Dell projects, will be natural gas-fired, combined-cycle plants employing GE 7F technology. Both projects will be interconnected with the Entergy transmission system and will be able to sell electricity to wholesale customers in the Southeast and Midwest, including the states of Arkansas, Louisiana, Mississippi, Alabama, Georgia,




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Tennessee and Kentucky. Each plant is expected to begin commercial operation during the second half of 2002.

"These projects are a continuation of TECO Energy's growth strategy for our independent power business, and just one part of the pipeline of projects that we are now developing," said Fagan.

TPS has ownership interests in nearly 3,200 megawatts operating or under construction worldwide. Of this total, TPS has brought more than 400 megawatts online so far in 2000, with an additional 200 megawatts to be in service by summer 2001.


FINANCIAL SUMMARY

TECO Energy Chief Financial Officer Gordon Gillette said, "The financing for these projects will be typical for the independent power business. We will use a variety of financing means for the projects' short-term capital needs and longer-term project financing. During construction, we will utilize 100 percent debt construction financing, much of which will be non-recourse. At commercial operation, the $330-million project equity investment will be financed through cash flows from operations and other external financing at the TECO Energy level."

TECO Energy is in the midst of executing an overall financing plan to fund many of its recent investments, including the recently completed TPS projects and Tampa Electric's Bayside Power Station. TECO Energy has been in the capital markets for debt this year and expects to be in the market soon for hybrid securities and possibly equity.

The projects are expected to be accretive in 2003, the first full year of operation.

"This acquisition will be an important contributor to the 10 percent core earnings growth that we have been targeting for the longer term," added Gillette.


NEW BOARD MEMBER

TECO Energy also announced that William D. Rockford has been named to its Board of Directors. Rockford is a former Chase Manhattan executive, with a 28-year career specializing in global project finance and the power industry.

Fagan said, "TECO Energy is fortunate that Bill Rockford has joined our Board of Directors, and his qualifications are a perfect match for our business strategy, with aggressive plans to grow our independent power company."




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Among other senior-level positions at Chase Manhattan Corporation, Rockford served as vice president of the Project Finance Division, senior vice president of the Global Power Division, and co-head of the Power and Utilities group.

While employed at Chase Securities, Inc., Rockford was involved in several power industry merger and acquisition transactions and was responsible for all corporate finance activity for the company's power industry clients.


ABOUT TECO ENERGY

TECO Energy (NYSE:TE) is a diversified, energy-related holding company headquartered in Tampa. Its principal businesses are Tampa Electric, Peoples Gas, TECO Power Services, TECO Transport, TECO Coal, TECO Coalbed Methane, TECO Propane Ventures and TECO Solutions. TECO Power Services, its independent power business, builds, owns and operates electric generation facilities, and pursues opportunities in electric distribution and transmission in high-growth areas of North and Central America.

For more information, visit TPS at WWW.TECOPOWERSERVICES.COM and TECO Energy's newsroom and investor relations' pages at WWW.TECOENERGY.COM.



Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements include the following: TPS' ability to successfully complete its projects on schedule and within budget; TECO Energy's ability to find and successfully implement attractive investments in unregulated businesses; interest rates and other factors that could impact TECO Energy's ability to obtain access to sufficient capital on satisfactory terms; general economic conditions, particularly those affecting energy sales; weather variations affecting energy sales and operating costs; potential competitive changes in the electric industry, commodity price changes; energy price changes affecting TPS' merchant plants; changes in law or regulation impacting the receipt of Section 29 synthetic fuel tax credits; and changes in and compliance with environmental regulations that may impose additional costs or curtail some activities. Some of these factors are discussed more fully under "Investment Considerations" in the company's Annual Report on Form 10-K for the year ended December 31, 1999, and reference is made thereto.




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